                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                               ---------------------------------
                                                          OMB APPROVAL
                                               ---------------------------------
                                               OMB Number:    3235-0145
                                               Expires:      October 31, 2002
                                               Estimated average burden
                                               hours per response........14.90
                                               ---------------------------------


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                     Discovery Partners International, Inc.
               ---------------------------------------------------
                                (Name of Issuer)




                                  Common Stock
                  ---------------------------------------------
                         (Title of Class of Securities)





                                   254675-10-1
                  ---------------------------------------------
                                 (CUSIP Number)





                                  July 27, 2000
                      -------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [ ]      Rule 13d-1(b)

                [ ]      Rule 13d-1(c)

                [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)


                               Page 1 of 11 pages

CUSIP NO. 254675-10-1                   13G                  PAGE 2 OF 11 PAGES



 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                      Enterprise Partners III, L.P.          33-0596574

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   2,168,282

         BENEFICIALLY          -------------------------------------------------
                               6     SHARED VOTING POWER
           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  2,168,282

            PERSON             -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH:
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,168,282
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.0%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 254675-10-1                   13G                  PAGE 3 OF 11 PAGES





 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                      Enterprise Partners III Associates, L.P.  33-0655750

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   185,208

         BENEFICIALLY          -------------------------------------------------
                               6     SHARED VOTING POWER
           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  185,208

            PERSON             -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH:
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            185,208
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.8%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 254675-10-1                   13G                  PAGE 4 OF 11 PAGES





 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                      Enterprise Management Partners III, L.P.  33-0592802

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   2,353,490

         BENEFICIALLY          -------------------------------------------------
                               6     SHARED VOTING POWER
           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  2,353,490

            PERSON             -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH:
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,353,490
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.7%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 254675-10-1                   13G                  PAGE 5 OF 11 PAGES





 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                      Andrew E. Senyei

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
          NUMBER OF
                                     6,250
            SHARES             -------------------------------------------------
                               6     SHARED VOTING POWER
         BENEFICIALLY
                                     2,353,490
           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  6,250

            PERSON             -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH:
                                     2,353,490

--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,359,740(1)
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.7%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


(1) The sole general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. is Enterprise Management Partners III, L.P. Enterprise Management Partners III, L.P. may be deemed to beneficially own the shares owned by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. Andrew E. Senyei is a general partner of Enterprise Management Partners III, L.P. and may be deemed to be an indirect beneficial owner of the shares owned by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. Number also includes 6,250 shares underlying vested stock options held by Mr. Senyei. Mr. Senyei disclaims beneficial ownership of all shares held by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P., except to the extent of his pecuniary interest therein.

CUSIP NO. 254675-10-1                   13G                  PAGE 6 OF 11 PAGES





 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                      James H. Berglund

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES             -------------------------------------------------
                               6     SHARED VOTING POWER
         BENEFICIALLY
                                     2,353,490
           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING

            PERSON             -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH:
                                     2,353,490

--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,353,490(2)
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.7%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


(2) The sole general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. is Enterprise Management Partners III, L.P. Enterprise Management Partners III, L.P. may be deemed to beneficially own the shares owned by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. James H. Berglund is a general partner of Enterprise Management Partners III, L.P. and may be deemed to be an indirect beneficial owner of the shares owned by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. Mr. Berglund disclaims beneficial ownership of all shares held by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P., except to the extent of his pecuniary interest therein.

CUSIP NO. 254675-10-1                   13G                  PAGE 7 OF 11 PAGES





 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                      William R. Stensrud

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES             -------------------------------------------------
                               6     SHARED VOTING POWER
         BENEFICIALLY
                                     2,353,490
           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING

            PERSON             -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH:
                                     2,353,490

--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,353,490(3)
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.7%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


(3) The sole general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. is Enterprise Management Partners III, L.P. Enterprise Management Partners III, L.P. may be deemed to beneficially own the shares owned by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. William R. Stensrud is a general partner of Enterprise Management Partners III, L.P. and may be deemed to be an indirect beneficial owner of the shares owned by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. Mr. Stensrud disclaims beneficial ownership of all shares held by Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P., except to the extent of his pecuniary interest therein.

ITEM 1.

         (a)      Name of Issuer:

                  Discovery Partners International, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  9640 Towne Centre Drive
                  San Diego, California 92121
ITEM 2.

         (a)      Name of Persons Filing:

                  Enterprise Partners III, L.P. ("EPIII")
                  Enterprise Partners III Associates, L.P. ("EPIIIA") Enterprise Management Partners III, L.P. ("EMPIII") Andrew E. Senyei ("AES")
                  James H. Berglund ("JHB")
                  William R. Stensrud ("WRS")

         (b)      Address of Principal Business Office or, if none, Residence:
                  2223 Avenida de la Playa
                  Suite 300
                  La Jolla, California 92037-3218

         (c)      Citizenship:

                  Entities:

                      EPIII -  Delaware
                      EPIIIA - Delaware
                      EMPIII - Delaware

                  Individuals:

                      AES - USA
                      JHB - USA
                      WRS - USA

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number:
                  254675-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

         (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

         (c) [ ] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

         (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

         (f)  [ ] An employee benefit plan or endowment fund in accordance with
              Section 240.13d-1(b)(1)(ii)(F);

         (g)  [ ] A parent holding company or control person in accordance with
              Section 240.13d-1(b)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ] Group, in accordance with  Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP.(1)


                                           EPIII       EPIIIA       EMPIII          AES             JHB            WRS
                                           -----       ------       ------          ---             ---            ---
(a) Amount Beneficially Owned:         2,168,282      185,208    2,353,490       2,359,740(2)    2,353,490(3)   2,353,490(4)

(b) Percent of Class:                        9.0%         0.8%         9.7%            9.7%            9.7%           9.7%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct    2,168,282      185,208    2,353,490           6,250              --             --
the vote:

(ii) Shared power to vote or to direct        --           --           --       2,353,490       2,353,490      2,353,490
the vote:

(iii) Sole power dispose or to direct  2,168,282      185,208    2,353,490           6,250              --             --
the disposition of:

(iv)Shared power to dispose or to             --           --           --       2,353,490       2,353,490      2,353,490
direct the disposition of:


(1) No change in beneficial ownership is being reported hereunder, and, except for the vesting of stock options held by AES, the numbers of shares reported hereunder have not changed since the issuer registered its securities under Section 12 of the Securities Act of 1934, as amended.

(2) The sole general partner of EPIII and EPIIIA is EMPIII. EMPIII may be deemed to beneficially own the shares owned by EPIII and EPIIIA. AES is a general partner of EMPIII and may be deemed to be an indirect beneficial owner of the shares owned by EPIII and EPIIIA. Number also includes 6,250 shares underlying vested stock options held by AES. AES disclaims beneficial ownership of all shares held by EPIII and EPIIIA, except to the extent of his pecuniary interest therein.

(3) The sole general partner of EPIII and EPIIIA is EMPIII. EMPIII may be deemed to beneficially own the shares owned by EPIII and EPIIIA. JHB is a general partner of EMPIII and may be deemed to be an indirect beneficial owner of the shares owned by EPIII and EPIIIA. JHB disclaims beneficial ownership of all shares held by EPIII and EPIIIA, except to the extent of his pecuniary interest therein.

(4) The sole general partner of EPIII and EPIIIA is EMPIII. EMPIII may be deemed to beneficially own the shares owned by EPIII and EPIIIA. WRS is a general partner of EMPIII and may be deemed to be an indirect beneficial owner of the shares owned by EPIII and EPIIIA. WRS disclaims beneficial ownership of all shares held by EPIII and EPIIIA, except to the extent of his pecuniary interest therein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP
         Not Applicable.

ITEM 10. CERTIFICATION
         Not Applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: February 11, 2002


                                        ENTERPRISE PARTNERS III, L.P.

                                        By: Enterprise Management Partners III,
                                        L.P., its general partner

                                        By:    /s/ Andrew E. Senyei
                                             -----------------------------------
                                               Andrew E. Senyei, General Partner


                                        ENTERPRISE PARTNERS III ASSOCIATES, L.P.

                                        By: Enterprise Management Partners III,
                                        L.P., its general partner

                                        By:    /s/ Andrew E. Senyei
                                             -----------------------------------
                                               Andrew E. Senyei, General Partner

                                        ENTERPRISE MANAGEMENT PARTNERS III, L.P.


                                        By:    /s/ Andrew E. Senyei
                                             -----------------------------------
                                               Andrew E. Senyei, General Partner

                                        ANDREW E. SENYEI


                                           /s/ Andrew E. Senyei
                                        ----------------------------------------

                                        JAMES H. BERGLUND


                                           /s/ James H. Berglund
                                        ----------------------------------------


                                        WILLIAM R. STENSRUD


                                           /s/ William R. Stensrud
                                        ----------------------------------------

                                                                       EXHIBIT A

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 11, 2002


                                        ENTERPRISE PARTNERS III, L.P.

                                        By: Enterprise Management Partners III,
                                        L.P., its general partner

                                        By:    /s/ Andrew E. Senyei
                                             -----------------------------------
                                               Andrew E. Senyei, General Partner


                                        ENTERPRISE PARTNERS III ASSOCIATES, L.P.

                                        By: Enterprise Management Partners III,
                                        L.P., its general partner

                                        By:    /s/ Andrew E. Senyei
                                             -----------------------------------
                                               Andrew E. Senyei, General Partner

                                        ENTERPRISE MANAGEMENT PARTNERS III, L.P.


                                        By:    /s/ Andrew E. Senyei
                                             -----------------------------------
                                               Andrew E. Senyei, General Partner

                                        ANDREW E. SENYEI


                                           /s/ Andrew E. Senyei
                                        ----------------------------------------

                                        JAMES H. BERGLUND


                                           /s/ James H. Berglund
                                        ----------------------------------------


                                        WILLIAM R. STENSRUD


                                           /s/ William R. Stensrud
                                        ----------------------------------------